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                                                                    EXHIBIT 4(c)

                        WRITTEN CONSENT OF THE DIRECTORS
                        OF SKY GAMES INTERNATIONAL, LTD.


The Undersigned, being all of the directors of Sky Games International Ltd., a Bermuda exempted company (the "Company"), do hereby unanimously consent and agree to the adoption of the following recitals and resolutions pursuant to Bye-law 77 of the Bye-laws of the Company:

WHEREAS the Company discontinued an engineering and marketing arrangement with B/E Aerospace, Inc., a Delaware corporation ("B/E Aerospace") in December, 1994 and as part of the termination, the Company issued to B/E Aerospace a promissory note in the original principal amount of US$2,500,000 at 12% per annum to be payable from the proceeds of a public offering of the Company or through the conversion of a note into common shares of the Company.

WHEREAS the Directors of the Company have been authorised pursuant to Bye-law 4A to issue non-voting convertible redeemable preference shares to B/E Aerospace with such rights as the Board shall determine.

WHEREAS the note to B/E Aerospace, in the approximate amount of US$2,737,442.58 (including accrued and unpaid interest) is to be converted into the number of shares of Class A Preference Shares of the Company which is determined by dividing the loan amount by US$1,000.

IT WAS RESOLVED that the Directors be and they are hereby authorised and directed and empowered to issue up to 3,000 Class A Preference Shares to B/E Aerospace with the rights and conditions attaching thereto as set out in the attached Schedule.

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                                    SCHEDULE
              NON-VOTING CONVERTIBLE REDEEMABLE PREFERENCE SHARES
              ---------------------------------------------------
                         ("Class A PREFERENCE SHARES")
                         -----------------------------


1.   Dividends

     The holders of the Class A Preference Shares shall be entitled to receive dividends payable out of profits of the Company available for the purpose when, as and if declared by the Board. The dividends shall be cumulative as of 28 February, 1997 and payable quarterly at an annual dividend rate of 9% per $1,000.00 compounded annually.

2.   Voting Rights

     Subject to the provisions of the Bye-laws of the Company and the Companies Acts, the holders of the Class A Preference Shares shall not be entitled to receive notice of or vote at a general meeting of the members.

3.   Conversion

3A. The Class A Preference Shares shall be convertible at any time into common shares of the Company. The number of Common Shares shall be determined by dividing $1,000.00 per share of Class A Preference Shares to be converted plus any accrued and unpaid dividends thereon by the following:

     - Prior to 28 February, 1999, a conversion of price equal to 70% of the average mean of the closing bid and ask prices of the Common Shares for the 20 day trading days (the "Market Price") prior to the conversion;

     - After 28 February, 1999 and prior to 31 August, 1999, a conversion price equal to 65% of the Market Price prior to the conversion; and

     - Thereafter, a conversion price equal to 60% of the Market Price preceding the conversion.

     In the event the aggregate value of:

          (a) the number of Common Shares then issued upon conversion of the Class A Preference Shares multiplied by the then prevailing Market Price plus

          (b) the number of Common Shares issuable upon further conversion of the Preference Shares in accordance with the foregoing multiplied by the then prevailing Market Price plus

          (c) all amounts received in redemption of the Class A Preference Shares by the Company plus

          (d) all amounts received as net proceeds from the sale of Common Shares issued upon conversion of the Class A Preference Shares is less than the Loan Amount (as hereinafter defined), then the Company shall either (x) issue such additional number of Common Shares such that at the Market Price the aggregate value of the Common Shares issued,


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the Class A Preference Shares and sale and redemption proceeds would equal the
Loan Amount or (y) purchase all Common Shares and Class A Preference Shares issued for an amount equal to the Loan Amount less prior sale and redemption proceeds.

     For the purpose of this resolution, "Loan Amount" means the outstanding principal and accrued and unpaid interest on the promissory note issued to B/E Aerospace, Inc., a Delaware corporation ("B/E Aerospace"), in the original principal amount of $2,500,000 dated December 1994 and payable by the Company as of February 28, 1997.

     The Common Shares issuable upon conversion shall not be issued in fractions but shall be rounded up to the nearest whole number.

3B. 3.1 Each holder of Class A Preference Shares shall be entitled at any time and from time to time by notice in writing delivered to the Company (a "Conversion Notice") to convert such number of Class A Preference Shares held by him as may be specified in the Conversion Notice into the like number of Common Shares. The Conversion Notice shall be in such form as the Board may from time to time prescribe and shall be delivered to the Company at the specified office (the "Conversion Office") of such agent as the Company may from time to time designate in a written notice to the holders of Class A Preference Shares (provided such office shall be in either the United States or Bermuda) for the purpose (the "Conversion Agent") during the usual business hours of the Conversion Agent.

     3.2 A Conversion Notice to be effective must be accompanied by delivery up of the certificate or certificates comprising the Class A Preference Shares to be converted and by such other evidence (if any) as the Company or the Conversion Agent may require to prove the title of the person exercising the right to convert if other than the record holder of the Class A Preference Shares.

     3.3 A Conversion Notice shall not be withdrawn without the written consent of the Company or the Conversion Agent and shall take effect immediately prior to the close of business on the date of delivery of the Conversion Notice as aforesaid, together with the required certificates in proper order for conversion and any amount payable pursuant to the provisions of the sentence next following (the "Conversion Date"). If the Conversion Notice shall specify that any certificate for Common Shares to be delivered pursuant thereto shall be issued in a name other than that of the holder of record of the Class A Preference Shares to be converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer necessary for such issuance or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

     3.4 On the Conversion Date the Class A Preference Shares comprised in the Conversion Notice shall automatically be converted into Common Shares unless, pursuant to paragraph (3.7) hereof, conversion shall be effected on the Conversion Date by means of the purchase of Common Shares and the issue to the holder of a like number of Common Shares. In any case, the Common Shares arising from such conversion shall thereupon rank pari passu in all respects with all other Common Shares for the time being in the share capital of the Company, with the right to participate in full in all dividends declared on the Common Shares payable to the holders of record of Common Shares on or after the Conversion Date whether or not


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          such dividends are declared wholly or in part in respect of a period prior to the Conversion Date.

     3.5 As soon as practicable after the Conversion Date (but in any event within three (3) business days), the Company shall deliver or cause to be delivered at the Conversion Office to or upon the written order of the holder a certificate or certificates representing the number of Common Shares to which he was entitled upon conversion of the Common Shares held by him. Except as otherwise provided in paragraph (3.3) hereof, the issuance of such certificate or certificates shall be made without charge for any stamp or other similar tax in respect of such issuance.

     3.6 Upon conversion by holder of only part of the Class A Preference Shares held by him, the Company shall at its own expense deliver or cause to be delivered to him at the Conversion Office a new certificate or certificates representing the number of Class A Preference Shares remaining unconverted by him.

     3.7 Conversion of the Class A Preference Shares may be effected in such manner as the Board may, subject to the provisions of the Companies Acts and the Bye-laws of the Company, from time to time determine and, without prejudice to the generality of the foregoing, the Board is hereby authorised pursuant to Section 42A of the Act to effect such conversion by means of the purchase of Common Shares in such manner and at such price as it may determine. In the case of a conversion by such means:

          (a) the Board may effect the purchase of the Common Shares out of the amount paid up on such Common Shares, out of funds of the Company which would otherwise be available for dividend, out of the proceeds of a fresh issue of shares or in any other manner for the time being permitted by law; and

          (b) the Common Shares to be issued upon such conversion shall be issued, credited as fully paid-up and not subject to further calls.

     3.8 On or promptly after the conversion of the Class A Preference Shares into Common Shares, the Company shall list the Common Shares so arising upon each national securities exchange upon which the outstanding Common Shares are listed at the time of such conversion, or if the outstanding Common Shares are not then listed upon a national securities exchange but are included in the National Association of Securities Dealers Automated Quotations System will cause such shares to be so included.

4.   Redemption

     The Company, at its option, will be entitled upon prior written notice of not less than fifteen (15) days to redeem the Class A Preference Shares, in whole or in part, at any time and from time to time, at a redemption price equal to $1,000.00 per share to be redeemed plus any accrued and unpaid dividends thereon. Holders of Class A Preference Shares shall be entitled to convert their shares in accordance with the terms hereof after receipt of a notice of redemption and prior to consummation of such redemption. The Company will not be required to redeem the Class A Preference Shares at the option of the holder of the Class A Preference Shares. If the holder of the Class A Preference Shares is a "Disqualified Holder", then the Class A Preference Shares shall be redeemable in accordance with the provisions of Bye-law (4A).


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5.   Liquidation

     Upon any liquidation of the Company, the holders of the Class A Preference Shares will be entitled to repayment of an amount equal to $1,000.00 per share plus accrued and unpaid dividends, prior to any distribution to holders of the Common Shares.

6.   Registration Rights

     B/E Aerospace will have one demand registration right with respect to not less than $2,000,000 of Common Shares (unless (i) the Common Shares proposed to be sold constitute all Common Shares and (ii) if the aggregate offering price of all such Common Shares is expected to be at least one million U.S. dollars (US$1,000,000)) received pursuant to the conversion of the Class A Preference Shares and the right to include its shares of Common Shares received upon conversion of the Class A Preference Shares in registered offerings by the Company in accordance with the terms and provisions of a Registration Rights Agreement to be entered into between the Company and B/E Aerospace, the Company and the appropriate officers being hereby authorised, directed and empowered to execute, deliver and perform such agreement in accordance with the foregoing and on such terms and provisions as such appropriate officer shall deem appropriate.



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Dated the 16th of June, 1997


                                    /s/ Laurence Geller
                                    Laurence Geller

                                    /s/ Malcolm Burke
                                    Malcolm Burke

                                    /s/ Anthony Clements
                                    Anthony Clements

                                    /s/ Deborah Fortescue-Merrin
                                    Deborah Fortescue-Merrin

                                    /s/ Phillip Gordon
                                    Phillip Gordon

                                    /s/ James Grymyr
                                    James Grymyr



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